Exhibit 5





                          August 8, 1997




Board of Directors
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, MO 63103-2275

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of RightCHOICE Managed Care, Inc., a Missouri corporation (the "Company"), to be filed with the Securities and Exchange Commission on or about August 8, 1997, for the purpose of registering under the Securities Act of 1933, as amended, 60,000 shares of Class A Common Stock, par value $.01 per share ("Common Stock"), of the Company. Said 60,000 shares of Common Stock are proposed to be issued upon the exercise of stock options granted or to be granted pursuant to the RightCHOICE Managed Care, Inc. Non-Employee Directors' Stock Option Plan.

          I have examined the Company's Articles of Incorporation and all amendments thereto, the Bylaws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors, Compensation Committee of the Board of Directors and shareholders of the Company, together with such other corporate records, certificates of public officials and other documents as I have deemed relevant to this opinion.

          Based upon the foregoing, it is my opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

          2. All necessary corporate action has been taken to authorize the issuance of the aforesaid 60,000 shares of Common Stock and all such shares as shall be issued and paid for as described in the Registration Statement shall be, when so issued, legally issued, fully paid and nonassessable.


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          I hereby consent to the reference to myself under the
heading "Interests of Named Experts and Counsel" in the Registration Statement. I also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                              Sincerely,

                              /s/ Janice C. Forsyth

                              Janice C. Forsyth
                              Senior Vice President, General
                              Counsel and Corporate Secretary